                                                                    EXHIBIT 12.1


                        ARDEN REALTY LIMITED PARTNERSHIP
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)


                                                            ARDEN REALTY LIMITED PARTNERSHIP
                                ----------------------------------------------------------------------------------------
                                FOR THE
                                 SIX
                                MONTHS
                                 ENDED                               FOR THE YEARS ENDED DECEMBER 31,
                               JUNE 30,       --------------------------------------------------------------------------
                                 2004           2003           2002           2001              2000              1999
                               --------       --------       --------       --------          --------          --------
Earnings Available to
Cover Fixed Charges:
Net income                     $ 30,804       $ 65,994       $ 77,663       $106,257          $105,209          $102,393
Add: Interest Expense            44,497         93,767         88,516         84,195            78,406            60,239
                               --------       --------       --------       --------          --------          --------
Total Earnings Available
  To Cover Fixed Charges       $ 75,301       $159,761       $166,179       $190,452          $183,615          $162,632
                               ========       ========       ========       ========          ========          ========
Fixed Charges:
Interest Expense               $ 44,497       $ 93,767       $ 88,516       $ 84,195(1)       $ 78,406(1)       $ 60,239(1)
Interest Capitalized                354          2,496          5,646          9,095            12,646             9,587
Preferred Distributions           2,156          4,312          4,312          4,312             4,312             1,354
                               --------       --------       --------       --------          --------          --------
Total Fixed Charges            $ 47,007       $100,575       $ 98,474       $ 97,602          $ 95,364          $ 71,180
                               ========       ========       ========       ========          ========          ========
Ratio of Earnings to
  Fixed Charges                    1.60x          1.59x          1.69x          1.95x             1.93x             2.28x
                               ========       ========       ========       ========          ========          ========
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(1) Includes approximately $2.5 million, $800,000 and $600,000 of interest capitalized on an office property that was classified as part of discontinued
operations for the years ended December 31, 2001, 2000 and 1999.